U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

PENN WEST PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employment Identification No.)

Suite 200, 207 – 9th Avenue SW Calgary, Alberta, Canada	T2P 1K3
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Shares, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

INFORMATION REQUIRED IN REGISTRATION STATEMENT

On January 1, 2011, Penn West Energy Trust (“Penn West”) completed a court-approved statutory plan of arrangement (the “Arrangement”) pursuant to which unitholders of Penn West exchanged their trust units in Penn West for common shares of Penn West Petroleum Ltd. (“PWPL”), a corporation formed on the amalgamation of three corporations that immediately prior to the consummation of the Arrangement were wholly-owned subsidiaries of Penn West. PWPL has the same assets, liabilities, directors, management and employees that Penn West had prior to completion of the Arrangement. The Arrangement was effected pursuant to Section 193 of the Business Corporations Act (Alberta). Pursuant to the Arrangement, among other things, each issued and outstanding trust unit of Penn West was exchanged for one newly issued common share of PWPL.

As a result of the Arrangement, PWPL became the successor issuer to Penn West under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will succeed to Penn West’s reporting obligations thereunder. Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the common shares of PWPL are deemed to be registered under paragraph (b) of Section 12 of the Exchange Act. Set forth in Item 1 below is a description of the common shares of PWPL.

Item 1.	Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is common shares of PWPL, a corporation organized under the laws of the Province of Alberta, Canada. A description of the common shares is set forth under the headings (i) “Dividend Record and Policy”, “Description of Capital Structure” and “Consolidated Capitalization” in Appendix D (“Information Concerning New Penn West and Acquisitionco”) to the Information Circular and Proxy Statement of Penn West, dated November 10, 2010, furnished by Penn West to the SEC on Form 6-K on November 18, 2010 (the “Circular”), and (ii) “The Arrangement—Effect on Unitholders and Distributions”, “The Arrangement—Dividend Policy of New Penn West”, “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular, all of which description is incorporated herein by reference. The foregoing description is only a summary of certain terms and conditions of the common shares and is qualified in its entirety by reference to the Articles of Amalgamation, By-Laws and specimen common share certificate of PWPL, which have been filed as exhibits hereto.

Item 2.	Exhibits.

See the Exhibit Index hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 1, 2011.

PENN WEST PETROLEUM LTD.

By:	/s/ Keith Luft
Name:	Keith Luft
Title:	General Counsel and Senior Vice President, Stakeholder Relations

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Amalgamation

3.2	By-Laws of Penn West Petroleum Ltd.

4.1	Specimen Common Share Certificate